                                                                EXHIBIT 10

             ADVERSE DEVELOPMENT STOP LOSS REINSURANCE CONTRACT

                                   between

                      PHYSICIANS PROTECTIVE TRUST FUND
                              (the "Reassured")

                                     and

                           PICOM INSURANCE COMPANY
                              (the "Reinsurer")

        EFFECTIVE FEBRUARY 1, 1998, 12:01 A.M. EASTERN STANDARD TIME

                                    INDEX


ARTICLE                            SUBJECT                          PAGE
-------                            -------                          ----
                PREAMBLE............................................  2.
  1.            TERM................................................  2.
  2.            COVERED CLAIMS......................................  2.
  3.            EXCLUSIONS..........................................  3.
  4.            TERRITORY...........................................  3.
  5.            RETENTION AND LIMIT.................................  3.
  6.            PREMIUM.............................................  4.
  7.            CHANGE IN CONTROL...................................  4.
  8.            NET LOSS............................................  4.
  9.            NET RETAINED LINES..................................  6.
 10.            INURING REINSURANCE.................................  6.
 11.            LOSS REPORTING AND LOSS SETTLEMENTS.................  6.
 12.            ORIGINAL CONDITIONS.................................  7.
 13.            ERRORS AND OMISSIONS................................  7.
 14.            TAXES...............................................  7.
 15.            RESERVES............................................  7.
 16.            ARBITRATION.........................................  9.
 17.            SERVICE OF SUIT..................................... 10.
 18.            OFFSET.............................................. 10.
 19.            INSOLVENCY.......................................... 10.
 20.            ACCESS TO RECORDS................................... 11.
 21.            MISCELLANEOUS PROVISIONS............................ 11.


ATTACHMENTS
-----------
NUCLEAR INCIDENT EXCLUSION CLAUSE - LIABILITY- REINSURANCE
POOLS, ASSOCIATIONS AND SYNDICATES EXCLUSION CLAUSE

             ADVERSE DEVELOPMENT STOP LOSS REINSURANCE CONTRACT

                                   between

                      PHYSICIANS PROTECTIVE TRUST FUND
                              (the "Reassured")

                                     and

                           PICOM INSURANCE COMPANY
                              (the "Reinsurer")

        EFFECTIVE FEBRUARY 1, 1998, 12:01 A.M. EASTERN STANDARD TIME

PREAMBLE


        The Reassured shall cede and the Reinsurer agrees to accept the excess Net Loss of the Reassured paid by the Reassured on or after July 1, 1997 resulting from Covered Claims as defined in ARTICLE 2 - COVERED CLAIMS, subject to the following conditions:

ARTICLE 1 - TERM

        This Contract shall take effect at 12:01 a.m., Eastern Standard Time, February 1, 1998 and shall remain in force until all liability ceded hereunder is extinguished unless terminated earlier by the mutual consent of the parties or in accordance with the provisions of ARTICLE 7 - CHANGE IN CONTROL.

ARTICLE 2 - COVERED CLAIMS

    A. This Contract shall cover all Net Loss of the Reassured which is paid by the Reassured on or after July 1, 1997 resulting from all Covered Claims. The term "Covered Claims" shall mean all claims which:

        1. Are covered under policies issued by the Reassured prior to January 1, 1997; and

        2. Are made against the Reassured in 1996 and prior or covered under extended reporting endorsements issued in 1996 and prior; and

        3. Are attributed by the Reassured to "Accident Years" 1996 and prior as the phrase "Accident Year" is used in the Reassured's Annual Financial Statement, Year Ending December 31, 1996, Form D14-342 (rev. 2/97), Loss Development Part III.

ARTICLE 3 - EXCLUSIONS

        A.  This Contract specifically excludes:

            1. Loss or Liability excluded by the provisions of the Nuclear Incident Exclusion Clause - Liability - Reinsurance, as per the clause attached hereto.

            2.   Financial Guarantee and Insolvency

            3. All liability of the Reassured arising by contract, operation of law, or otherwise, from its participation or membership, whether voluntary or involuntary, in any insolvency fund. "Insolvency Fund" includes any guarantee fund, plan, pool, association, fund or other arrangement, howsoever denominated, established or governed which provides for any assessment of or payment or assumption by the Reassured of part or all of any claim, debt, charge, fee or other obligation of an insurer, or its successors or assigns, which has been declared by any competent authority to be insolvent, or which is otherwise deemed unable to meet any claim, debt, charge, fee or other obligation in whole or in part.

            4. Liability as per the Pools, Associations and Syndicates Exclusion Clause attached hereto.

            5.   Fidelity, Surety and Credit Insurance.

            6.   Reinsurance Assumed.

ARTICLE 4 - TERRITORY

            This Contract shall cover losses as per the original policies issued by the Reassured.

ARTICLE 5 - RETENTION AND LIMIT

            The Reinsurer agrees to indemnify the Reassured for the amount of Net Loss resulting from Covered Claims paid by the Reassured on or after July 1, 1997 excess of an aggregate retention by the Reassured of Net Loss paid on or after July 1, 1997 resulting from Covered Claims in the amount of $147,000,000 but not to exceed an aggregate limit to the Reinsurer of $40,000,000.

ARTICLE 6 - PREMIUM

            The Reassured shall pay to the Reinsurer a reinsurance premium of $30,645,000, payable in whole on February 2, 1998.

ARTICLE 7 - CHANGE IN CONTROL

        A. The Reinsurer may terminate this Contract by giving fifteen (15) days prior written notice to the Reassured if the Reassured is acquired by, becomes controlled by or merges with any other company, entity or group of individuals other than the Reinsurer and such acquisition, change in control or merger results, in the sole opinion of the Reinsurer, in a change in management philosophy and/or practices, including claims handling and settlement methods, practices and philosophy.

        B. In the event of such termination, the Reinsurer shall prepare an accounting for this Contract, calculating reinsurance premiums paid by the Reassured and losses paid by the Reinsurer hereunder, plus interest on positive cash balances held by either party credited with simple interest at an annualized rate of 5%. The Reinsurer shall remit the resulting amount (provided that the Reinsurer's balance is positive) to the Reassured within thirty (30) days of such termination. Such payment shall constitute a full and final settlement of all of the Reinsurer's obligations under this Contract.

        C. In the event of such termination, the Reassured shall pay the Reinsurer (or the Reinsurer may offset such amount from the payment required of it under Paragraph B. above, if any) a servicing fee of $500,000, which amount is in addition to, and not part of, the calculation described in Paragraph B. above.

ARTICLE 8 - NET LOSS

        A. The term "Net Loss" shall mean the actual loss paid by the Reassured on or after July 1, 1997 resulting from Covered Claims for which the Reassured is liable to pay in settlement of the claims reinsured hereunder, including pre-judgement interest, post-judgement interest, Loss Expenses paid by the Reassured and payments attributable to Extra Contractual Obligations and Judgements in Excess of Original Policy Limits.

        B. "Loss Expense" shall mean payments for legal expenses, including attorney's and witness fees and court costs, salaries and expenses of investigators, adjusters and field personnel, rents, stationery, telegraph and telephone charges, postage, salaries and expenses of office employees, office expenses and all other payments under or on account of such injuries, whether the payments are allocated to specified claims or are unallocated. Unallocated loss expense shall in no event exceed 10% of the Reassured's total Loss Expense covered hereunder.

        C. All salvages, recoveries, payments and reversals or reductions of verdicts or judgments (net of the cost of obtaining such salvage, recovery, payment or reversal or reduction of a verdict or judgment) whether recovered, received or obtained prior or subsequent to loss settlement under this Contract, including amounts recoverable under other reinsurance whether collected or not, shall be applied as if recovered, received or obtained prior to the aforesaid settlement and shall be deducted from the actual losses sustained to arrive at the amount of the net loss.

        D. The Reinsurer shall be subrogated, as respects any Net Loss for which the Reinsurer shall actually pay or become liable, but only to the extent of the amount of the payment by or the amount of liability to the Reinsurer, to all the rights of the Reassured against any person or other entity who may be legally responsible for said loss. Should the Reassured elect not to enforce such rights, the Reinsurer is hereby authorized and empowered to bring any appropriate action in the name of the Reassured or its policyholders, or otherwise to enforce such rights. The Reinsurer shall promptly remit to the Reassured the amount of any judgment awarded in such an action in excess of the amount of payment by, or the amount of liability to, the Reinsurer hereunder.

        E. Payments made by the Reinsurer attributable to Extra Contractual Obligations and Judgements in Excess of Original Policy Limits shall be included in the calculation of Net Loss but only to the extent that such payments are: (i) in excess of credits as set forth in Article 9. A and B; and,
(ii) also in excess of a self insured retention on the part of the Reassured equal to $5 million per claim covered hereunder.

        F. As used in this Contract, the terms Extra Contractual Obligations and Judgements in Excess of Original Policy Limits shall mean:

        "Extra Contractual Obligations" are defined as those damages for which the Reassured is legally liable to pay that are not covered under any other provision of this Contract, including related expenses, that arises as a result of the Reassured's handling of any Covered Claim, such liabilities arising because of, but not limited to, the following: failure by the Reassured to settle within the policy limit, or by reason of alleged or actual negligence, fraud or bad faith in rejecting an offer of settlement or in the preparation of the defense or in the trial or any action against its insured or in the preparation or prosecution of any appeal consequent upon such action.

        "Judgement in Excess of Original Policy Limits" are defined as those damages for which the Reassured is legally liable to pay that are in excess of the Covered Claim's original policy limits, but otherwise within the coverage terms of the original policies covering the Covered Claims, including related expenses, that arise because of failure by the Reassured to settle within the policy limit, or by reason of alleged or actual negligence, fraud or bad faith in rejecting an offer of settlement or in the preparation of the defense or in the trial or any action against its insured or in the preparation or prosecution of any appeal consequent upon such action.

        The obligation of the Reinsurer shall not apply where the loss has been incurred due to the fraud of a member of the Board of Directors or a corporate officer of the Reassured or any other employee of the Reassured with claims settlement authority acting individually or collectively or in collusion with any individual or corporation or any other organization or party involved in the presentation, defense or settlement of any claim covered hereunder.

        Recoveries, collectibles or retentions from any form of insurance and/or reinsurance, including but not limited to, deductibles or self-insured retentions, that protect the Reassured against claims the subject matter of this Section, will inure to the benefits of the Reinsurer and shall be deducted from the total amount of Extra Contractual Obligations and/or Judgements in Excess of Original Policy Limits for purposes of determining the amount recoverable hereunder.

     The date on which an Extra Contractual Obligations and or Judgements in Excess of Original Policy Limit is incurred by the Reassured shall be deemed, in all circumstances, to be the date of the original claim.

     If any provision of this Section shall be rendered illegal or unenforceable by the laws, regulations or public policy of any state, such provision shall be considered void in such state, but this shall not affect the validity or enforceability of any other provision of this Contract or the enforceability of such provision in any other jurisdiction.

ARTICLE 9 - NET RETAINED LINES

     A. This Contract applies only to that portion of any insurance which the Reassured retains net for its own account; and in calculating the amount of any loss hereunder and also in computing the amount or amounts in excess of which this Contract attaches, only loss or losses in respect of that portion of any insurance which the Reassured retains net for its own account shall be included.

     B. The amount of the Reinsurer's liability hereunder in respect of any loss or losses shall not be increased by reason of the inability of the Reassured to collect from any other Reinsurer, whether specific or general, any amount which may become due from them, whether such inability arises from them insolvency of such other Reinsurers or not.

ARTICLE 10 - INURING REINSURANCE

     The Reassured warrants that all reinsurance applicable to accident years 1996 and prior has not been commuted and shall remain in force and uncommuted until all liability under this Contract has been extinguished, or so deemed, and such reinsurance shall be fully collectible by the Reassured, or so deemed. All such reinsurance shall inure to the benefit of the Reinsurer hereunder.

ARTICLE 11 - LOSS REPORTING AND LOSS SETTLEMENTS

     A. The Reassured shall promptly advise the Reinsurer of all Covered Claims involving any of the following:

         1.   Death
         2.   Brain Damage
         3. Injury significantly affecting the capacity of sight, taste, smell or hearing
         4.   Amputation
         5.   Any loss of use of limbs
         6. Any spinal cord damage and any real or suspected paralysis, including paraplegia or quadriplegia.

     B. When so requested in writing, the Reassured shall afford the Reinsurer or its representatives an opportunity to be associated with the Reassured, at the expense of the Reinsurer, in the defense of any claim, suit or proceeding involving this reinsurance, and the Reassured and the Reinsurer shall cooperate in every respect in the defense of such claim, suit or proceeding.

     C. All loss settlements made by the Reassured, provided they are within the terms of this Contract, shall be unconditionally binding upon the Reinsurer.

     D. The Reassured will submit a quarterly report of loss activity for accident years 1996 and prior, including Cumulative Net Losses Incurred, Net Losses Paid, Reinsurance Recoverable and Ceded Loss Information and other data required herein no later than 45 days after the close of each calendar quarter.

     E. Loss settlements due from the Reinsurer to the Reassured are to be made quarterly by the Reinsurer 90 days in arrears of each calendar quarter.

ARTICLE 12 - ORIGINAL CONDITIONS

     All amounts ceded hereunder shall be subject to the same clauses, conditions, and modifications of the Reassured's policies, subject to the limits, terms and conditions of this Contract.

ARTICLE 13 - ERRORS AND OMISSIONS

     Inadvertent delays, errors or omissions made in connection with this Contract shall not relieve either party from any liability which would have attached had such delay, error or omission not occurred, provided always that such delay, error or omission shall be rectified as soon as possible after its discovery.

ARTICLE 14 -TAXES

     In consideration of the terms under which this Contract is issued, the Reassured undertakes not to claim any deduction of the premium hereon when making tax returns, other than income or profits tax returns, to any state or territory of the United States of America or to the District of Columbia.

ARTICLE 15 - RESERVES

     A. If a jurisdiction of the United States will not permit the Reassured, in the statements required to be filed with its regulatory authority(ies), to receive full credit as admitted reinsurance for the Reinsurer's share of obligations, the Reassured shall forward to the Reinsurer a statement of the Reinsurer's share of such obligations. Upon receipt of such statement the Reinsurer, at its sole option, shall promptly:

         1.) apply for, and provide the Reassured with, a "clean," unconditional and irrevocable Letter of Credit, in the amount specified in the statement submitted, with terms and bank acceptable to the regulatory authority(ies) having jurisdiction over the Reassured; or

         2.) assign its rights and liabilities to an insurance or reinsurance company with a minimum A.M. Best rating of A, Financial Size Category VIII, which is authorized for reinsurance in the states necessary for the Reassured to receive full credit for admitted reinsurance as respects the Reinsurer's share of obligations reinsured hereunder (the "New

              Reinsurer"). Notwithstanding the foregoing, the Reinsurer shall be required to pay to the Reassured any assigned liabilities uncollectible from the New Reinsurer; or

         3.) provide to the Reassured outstanding cash advances in the amount specified in the statement submitted with interest on such advances credited to the Reinsurer at an annual rate equal to the average tax equivalent yield obtained by the Reassured on its fixed income investment portfolio.

     B. "Obligations," as used in this Article, shall mean the sum of losses paid and allocated and unallocated loss adjustment expenses paid by the Reassured but not yet recovered from the Reinsurer, plus reserves for reported losses, allocated and unallocated loss adjustment expenses and losses and loss adjustment expenses incurred but not reported.

     C. The Reinsurer hereby agrees that the Letter of Credit will provide for automatic extension of the Letter of Credit without amendment for one year from the date of expiration of said Letter or any future expiration date unless thirty (30) days prior to any expiration the issuing bank shall notify the Reassured by registered mail that the issuing bank elects not to consider the Letter of Credit renewed for any additional period. An issuing bank, not a "qualified bank" as defined by Regulation No. 133 promulgated by the Insurance Department of the State of New York, shall provide sixty (60) days notice to the Reassured prior to any expiration.

     D. Notwithstanding any other provision of this Contract, the Reassured or any successor by operation of law of the Reassured including, without limitation, any liquidator, rehabilitator, receiver or conservator of the Reassured may draw upon such credit, without diminution because of the insolvency of any party hereto, at any time and undertakes to use and apply such credit for one or more of the following purposes only:

         1. To pay the Reinsurer's share or to reimburse the Reassured for the Reinsurer's share of any obligations, as stipulated in the statement submitted by the Reassured to the Reinsurer, which is due to the Reassured and not otherwise paid by the Reinsurer.

         2. In the event the Reassured has received effective notice of non-renewal of the Letter of Credit and the Reinsurer's liability remains unliquidated and undischarged thirty (30) days prior to the expiry date of the Letter of Credit, to withdraw the balance of the Letter of Credit and place such sums in an interest bearing trust account to secure the continuing liabilities of the Reinsurer under this Contract until a renewal Letter of Credit acceptable to the regulatory authority(ies) having jurisdiction over the Reassured, or a substitute in lieu thereof acceptable to the regulatory authority(ies) having jurisdiction over the Reassured, has been received by the Reassured. The Reassured shall provide to the Reinsurer payment of any interest thereon accruing from such account.

            3. To make refund of any sum which is in excess of the actual amount required for Sections 1. and 2. of this paragraph.

     E. At annual intervals or more frequently as determined by the Reassured, but never more frequently than quarterly, the Reassured shall prepare a specific statement, for the sole purpose of amending the Letter of Credit, of the Reinsurer's share of any obligations. If the statement shows that the Reinsurer's share of obligations exceeds the balance of credit as of the statement date, the Reinsurer shall, within thirty (30) days after receipt of notice of such excess, secure delivery to the Reassured of an amendment of the Letter of Credit increasing the amount of credit by the amount of such difference. If the statement shows, however, that the Reinsurer's share of obligations is less than the balance of credit as of the statement date, the Reassured shall, within thirty (30) days after receipt of written request from the Reinsurer, release such excess credit by agreeing to secure an amendment to the Letter of Credit reducing the amount of credit available by the amount of such excess credit.

      F. The bank shall have no responsibility whatsoever in connection with the propriety of withdrawals made by the Reassured or the disposition of funds withdrawn, except to assure that withdrawals are made only upon the order of properly authorized representatives of the Reassured. The Reassured shall incur no obligation to the bank in acting upon the credit, other than as appears in the express terms thereof.

ARTICLE 16 - ARBITRATION

     A. Any dispute or other matter in question between the Reassured and the Reinsurer arising out of, or relating to, the formation, interpretation, performance, or breach of this Contract, whether such dispute arises before or after termination of this Contract, shall be settled by arbitration. Arbitration shall be initiated by the delivery of a written notice of demand for arbitration by one party to the other within a reasonable time after the dispute has arisen.

     B. If more than one reinsurer is involved in the same dispute, all such reinsurers shall constitute and act as one party for the purposes of this Article, provided, however, that nothing herein shall impair the rights of such reinsurers to assert several, rather than joint, defenses or claims, nor be construed as changing the liability of the Reinsurer under the terms of this Contract from several to joint.

     C. Each party shall appoint an individual as arbitrator and the two so appointed shall then appoint a third arbitrator. If either party refuses or neglects to appoint an arbitrator within sixty (60) days, the other party may appoint the second arbitrator. If the two arbitrators do not agree on a third arbitrator within sixty (60) days of their appointment, each of the arbitrators shall nominate three individuals. Each arbitrator shall then decline two of the nominations presented by the other arbitrator. The third arbitrator shall then be chosen from the remaining two nominations by drawing lots. The arbitrators shall be active or retired officers of insurance or reinsurance companies or insurance Trusts, Lloyd's London Underwriters or attorneys who specialize in the representation of insurance companies; the arbitrators shall not have a personal or financial interest in the result of the arbitration.

     D. The arbitration hearings shall be held in New York, New York, or such other place as may be mutually agreed. Each party shall submit its case to the arbitrators within sixty (60) days of the selection of the third arbitrator or within such longer period as may be agreed by the arbitrators. The arbitrators shall not be obliged to follow judicial formalities or the rules of evidence except to the extent required by governing law, that is, the state law of the situs of the arbitration as herein agreed; they shall make their decisions according to the practice of the reinsurance business. The decision rendered by a majority of the arbitrators shall be final and binding on both parties. Such decision shall be a condition precedent to any right of legal action arising out of the arbitrated dispute which either party may have against the other. Judgment upon the award rendered may be entered in any court having jurisdiction thereof.

     E. Each party shall pay the fee and expenses of its own arbitrator and one-half of the fee and expenses of the third arbitrator. All other expenses of the arbitration shall be equally divided between the parties.

     F. Except as provided above, arbitration shall be based, insofar as applicable, upon the procedures of the American Arbitration Association.

ARTICLE 17 - SERVICE OF SUIT

     A. Pursuant to any statute of any state, territory or district of the United States which makes provision therefor, the Reinsurers hereon hereby designate the Superintendent, Commissioner or Director of Insurance or other officer specified for that purpose in the statute, or his successor or successors in office, as their true and lawful attorney upon whom may be served any lawful process in any action, suit or proceeding instituted by or on behalf of the Reassured or any beneficiary hereunder arising out of this Contract of reinsurance, and hereby designates the above-named as the person to whom the said officer is authorized to mail such process or a true copy thereof.

     B. If service is made upon the Superintendent, Commissioner or Director of Insurance or other officer specified for that purpose in the statute, or his successor or successors in office, a copy shall simultaneously be sent by the Reassured by certified mail, return receipt requested, to the Reinsurer at its business address set forth on the final page of this Contract.

ARTICLE 18 - OFFSET

     The Reassured and the Reinsurer may offset any balance or amount due from one party to the other under this Contract or any other reinsurance contract heretofore or hereafter entered into between the Reassured and the Reinsurer, whether acting as assuming reinsurer or ceding company. However, in the event of the insolvency of any party hereto, offset shall only be allowed in accordance with applicable law.

ARTICLE 19 - INSOLVENCY

     In the event of the insolvency of the Reassured, this reinsurance shall be payable directly to the Reassured, or to its liquidator, receiver, conservator or statutory successor on the basis of the liability of the Reassured without diminution because of the insolvency of the Reassured or because the liquidator, receiver, conservator or statutory successor of the Reassured has failed to pay all or a portion of any claim. It is agreed, however, that the liquidator, receiver, conservator or statutory successor of the Reassured shall give written notice to the Reinsurer of the pendency of a claim against the Reassured indicating the policy insured which claim would involve a possible liability on the part of the Reinsurer within a reasonable time after such claim is filed in the conservation or liquidation proceeding or in the receivership, and that during the pendency of such claim, the Reinsurer may investigate such claim and interpose, at their own expense, in the proceeding where such claim is to be adjudicated, any defense or defenses that they may deem available to the Reassured or its liquidator, receiver, conservator or statutory successor. The expense thus incurred by the Reinsurer shall be chargeable, subject to the approval of the court, against the Reassured as part of the expense of conservation or liquidation to the extent of a pro rata share of the benefit which may accrue to the Reassured solely as a result of the defense undertaken by the Reinsurer.

ARTICLE 20 - ACCESS TO RECORDS

     The Reassured shall place at the disposal of the Reinsurer at all reasonable times, and the Reinsurer shall have the right to inspect through their designated representatives, during the term of this Contract and thereafter, all books, records and papers of the Reassured in connection with any reinsurance hereunder, or the subject matter hereof.

ARTICLE 21 - MISCELLANEOUS PROVISIONS

     A. Non-Waiver of Breach. Any party hereto may specifically waive any breach of this Contract by another party, but no such waiver shall be deemed to have been given unless such waiver is in writing, signed by the waiving party and specifically designating the breach waived, nor shall any such waiver constitute a continuing waiver of similar or other breaches.

     B. Validity. Whenever possible, each provision of this Contract shall be interpreted so that it is valid under applicable law. In case any one or more of the provisions of this Contract is to any extent found to be invalid, illegal or unenforceable in any respect under applicable law, that provision shall still be effective to the extent it remains valid and the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby.

     C. Entire Agreement. This Contract contains the complete agreement among the parties and supersedes all prior discussions, agreements and understandings between the parties with respect to the subject matter hereof. This Contract may not be altered, amended or otherwise modified without the written agreement of each party.

     D. Captions and Headings. The captions and headings throughout this Contract are for convenience and reference only. The words of the captions and heading will in no way be held or deemed to define, describe, explain, modify or limit the meaning of any provisions or the intent of this Contract.

IN WITNESS WHEREOF, the parties have caused this Contract to be executed by them by their duly authorized representatives.


PHYSICIANS PROTECTIVE TRUST FUND        PICOM INSURANCE COMPANY
2121 Ponce de Leon Boulevard            2600 Professionals Drive
Suite 350                               P.O. Box 150
Coral Cables, Florida 33134-5221        Okemos, Michigan 48805-0150



BY: /s/ Steven L. Salman                BY: /s/ Victor T. Adamo
   -----------------------------           -------------------------
TITLE: President                        TITLE: President
This 28th day of October,  1997         This 28th day of October, 1997